UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 19, 2011
(Date of Earliest Event Reported)

Shrink Nanotechnologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	333-138083 (Commission File Number)	20-2197964 (I.R.S. Employer Identification No.)

4100 Calit2 Bldg
Irvine, CA 92697-2800
 (Address of principal executive offices)

760-804-8844
 (Registrant's telephone number, including area code)

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

?  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

?  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

?  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
?  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.  Entry into Material Definitive Agreements.

    Effective as of April 19, 2011, Shrink Nanotechnologies, Inc. (the "Company") entered into a Development and Cooperation Agreement (the "Development Agreement") with Sony DADC Austria AG ("Sony DADC") for the joint development of modular microfluidic systems for use in life sciences applications.

    The first phase of the Development Agreement calls for a marketing study on applications by the Company, followed by joint development, in a series of phases, of modular microfluidic devices, with recommendations on development and manufacture as wells cost estimates, to be provided by Sony DADC.  The joint development under the agreement is intended to utilize and commercialize the Company's microfluidic technologies as previously licensed from Corning Incorporated.

     In exchange for the joint development, SONY DADC will have the first right to negotiate exclusive rights to further develop and supply components using the technologies to the Company.

     Pursuant to the agreement, each party has generally agreed to initially cover their own costs, which shall be monitored by the Company, provided that the Company will be required to cover the costs and implementation of the initial marketing study before other phases and costs are commenced.  Within six months of completion of the final development phase, the Company will be required to advise Sony DADC of it's intentions of whether it would like for Sony DADC to supply products using the jointly developed technologies, and, if it does not do so, would be required to cover Sony DADC's Development costs up to such time subject to a ceiling.

   The forgoing is a summary only of the Development Agreement, a copy of which is filed as an exhibit to this report.

Item 7.  Regulation FD.

        On Monday, May 9, 2011, the Company issued a press release relating to the Development Agreement. A copy of this release is furnished as an exhibit to is report.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits:

10.1	Development and Cooperation Agreement between Shrink Nanotechnologies, Inc. and Sony DADC Austria AG.

99.1	Press Release dated May 9, 2011, relating to Development and Cooperation Agreement. (Deemed Furnished).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

SHRINK NANOTECHNOLOGIES, INC.

Date: May 9, 2011                                                                                By:  /s/ Mark L. Baum, Esq.
Name:           Mark L. Baum, Esq.
Title:           Chief Executive Officer